Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-226268) and Form S‑8 (Nos. 333-127996 and 333-128252 and 333‑190877 and 333‑224042) of Citizens Community Bancorp, Inc. and Subsidiary (the Company) of our report dated March 10, 2020, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the Company’s change in fiscal year end from September 30 to December 31 in 2018) and the effectiveness of the Company’s internal control over financial reporting, which appears in this annual report on Form 10‑K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 10, 2020